CUSIP No. 292872108                  13G/A                   Page 1 of 4 Pages



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                           ENGINEERING ANIMATION, INC.
                           ---------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)

                                    292872108
                                    ---------
                                 (CUSIP Number)

                                December 31, 1999
                                -----------------
             (Date of Event Which Requires Filing of this Statement)

          Check the appropriate box to designate the rule pursuant to which this
          Schedule is filed:

                  [ ] Rule 13d-1(b)

                  [x] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Page 1 of 4 Pages
No Exhibit Index

CUSIP No. 292872108                  13G/A                   Page 2 of 4 Pages

-------- -----------------------------------------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                                                Matthew M. Rizai

-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                                     (a)  |_|
                                                                                                               (b)  |_|


-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
3        SEC USE ONLY



-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION
                                                                           United States

-------- -----------------------------------------------------------------------------------------------------------------
----------------------------------- ------ -------------------------------------------------------------------------------
            NUMBER OF               5      SOLE VOTING POWER
                                                                           786,928

              SHARES

                                    ------ -------------------------------------------------------------------------------
                                    ------ -------------------------------------------------------------------------------
           BENEFICIALLY             6      SHARED VOTING POWER
                                                                               0

             OWNED BY
                                    ------ -------------------------------------------------------------------------------
                                    ------ -------------------------------------------------------------------------------
               EACH                 7      SOLE DISPOSITIVE POWER
                                                                           786,928

            REPORTING

                                    ------ -------------------------------------------------------------------------------
                                    ------ -------------------------------------------------------------------------------
              PERSON                8      SHARED DISPOSITIVE POWER
                                                                               0

              WITH:

----------------------------------- ------ -------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                         786,928

-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*                                      |_|




-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            6.4%

-------- -----------------------------------------------------------------------------------------------------------------
-------- -----------------------------------------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON*

                    IN

-------- -----------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 292872108                  13G/A                   Page 3 of 4 Pages


Item 1.

         (a)      Engineering Animation, Inc.
         (b)      2321 North Loop Drive
                  Ames, Iowa 50010

Item 2.

         (a)      Matthew M. Rizai
         (b)      c/o  Engineering Animation, Inc.
                  2321 North Loop Drive
                  Ames, Iowa 50010

         (c)      United States
         (d)      Common Stock
         (e)      292872108


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable.


Item 4.       Ownership

         (a) See response to Number 9 on cover page. Includes 319,289 shares issuable upon exercise of vested options and options that will vest within 60 days.
         (b)      See response to Number 11 on cover page.
         (c)(i)   See response to Number 5 on cover page.
         (c)(ii)  See response to Number 6 on cover page.
         (c)(iii) See response to Number 7 on cover page.
         (c)(iv)  See response to Number 8 on cover page.


Item 5.       Ownership of Five Percent or Less of a Class

         Not Applicable.


Item 6.       Ownership of More than Five Percent on Behalf of Another Person

         Not Applicable.

CUSIP No. 292872108                  13G/A                   Page 4 of 4 Pages


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not Applicable.


Item 8.       Identification and Classification of Members of the Group

         Not Applicable.


Item 9.       Notice of Dissolution of Group

         Not Applicable.


Item 10.      Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          February 11, 2000
                                          -----------------
                                                Date

                                        /s/ Matthew M. Rizai
                                        --------------------
                                              Signature

                                          Matthew M. Rizai
                                          ----------------
                                             Name/Title